EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	THOMAS H. POHLMAN
PRESIDENT
OR
JOHN P. NELSON
CFO

(515) 232-6251

JULY 18, 2008

AMES NATIONAL CORPORATION
ANNOUNCES SECOND QUARTER 2008 FINANCIAL RESULTS

The Company had net income of $1,867,000, or $0.20 per share, for the three months ended June 30, 2008, compared to net income of $2,827,000, or $0.30 per share, for the three months ended June 30, 2007.  Second quarter 2008 results included impairment charges related to the Company’s investment in Federal Home Loan Mortgage Corporation (FHLMC) and Federal National Mortgage Association (FNMA) preferred stock and MGIC Investment Corporation’s bonds. The carrying values of the preferred stock and the MGIC corporate bonds have been written down to their fair market value of $6.7 million and $2.8 million, respectively, as of June 30, 2008, causing a net securities loss of $1,435,000, or $0.15 per share, for the quarter.  Other items that lowered income for the quarter included the provision for loan losses which was $819,000 as compared to $144,000 for June 30, 2007 and lower trust department income recorded in 2008. Management believes that additional impairment charges may be necessary on investment securities in future quarters if financial and economic conditions do not improve as perceived by bond and equity investors.

Positive income items for the quarter included net interest income that was significantly higher exceeding the second quarter of 2007 by $1,453,000 or 25%.  The net interest margin for the quarter ended June 30, 2008 was 3.91%, compared to 3.31% for the second quarter of 2007.  Also, net loan charge-offs for the quarter totaled $57,000, compared to net recoveries of $10,000 in the second quarter of 2007.

For the six month period ending June 30, 2008, the Company earned net income of $4,768,000, or $0.51 per share, an 11% decrease from the net income of $5,348,000, or $0.57 per share, earned a year ago.  The lower earnings are primarily attributable to the net security losses and higher provisions for loan losses.  Partially offsetting these expense items was an increase in net interest income for the six month period of $2,736,000 compared to the same six month period in 2007.  The improvement in the net interest income is attributable to lower funding costs as market interest rates paid on deposits have been more favorable for the Company in 2008.

Impaired loans as of June 30, 2008 totaled $14,010,000, or 3% of gross loans, compared to impaired loans of $6,121,000 as of March 31, 2008.  The increase in impaired loans is attributed to the default of a $9 million line of credit extended to purchase and improve land for commercial development.  A recent independent appraisal confirms that the fair market value of this commercial development property adequately collateralizes the line of credit as of June 30, 2008.

The Company’s return on average assets was 0.85% and 1.33% for the three-month periods ending June 30, 2008 and 2007, respectively.  The Company’s return on average equity was 6.70% for the three months ended June 30, 2008, compared to 10.09% for the same period a year ago.

Quarterly non-interest income decreased $2,147,000 primarily as the result of net security losses and lower trust department income compared to same period one year ago.

Non-interest expense rose 3% in the second quarter of 2008 primarily due to higher data processing and occupancy costs.  The increased occupancy costs are primarily associated with the opening of First National Bank’s Ankeny office in May of 2007.  The efficiency ratio for the three months ended June 30, 2008 rose to 58.13% from 51.68% at June 30, 2007 primarily as the result of net security losses.

Total assets totaled $872 million for the quarter ended June 30, 2008, compared to $840 million for same quarter last year, an increase of 4%.  The loan portfolio grew $16 million from one year ago primarily as a result of commercial loans originated in the Ankeny market.

Loans totaled $458 million as of the end of the second quarter, 4% higher than the $441 million recorded on June 30, 2007.  The loan growth was primarily in the commercial and commercial real estate portfolios.  The allowance for loan losses as of June 30, 2008 and 2007 totaled $6,609,000 and $6,689,000, respectively.  The allowance represents 1.42% and 1.49% of loans at June 30, 2008 and 2007, respectively.

Deposits totaled $679 million as of June 30, 2008, compared to the $671 million recorded as of June 30, 2007.  Deposit balances increased primarily as the result of higher demand deposit and interest checking accounts (NOW) balances offset by lower certificate of deposit balances compared to one year ago.

Capital levels declined 3% to a $107 million compared to $110 million reported one year ago primarily as a result of a higher level of unrealized loss on securities held as available for sale.  Total equity capital as of June 30, 2008 represented 12% of total assets.

Ames National Corporation stock, under the symbol ATLO, traded in the $15.12 to $22.94 range in the second quarter of 2008 and closed at $16.73 on June 30, 2008.

Ames National Corporation affiliate Iowa banks are First National Bank, Ames, Boone Bank & Trust Co., Boone, State Bank & Trust Co., Nevada, Randall-Story State Bank, Story City, and United Bank & Trust, Marshalltown.

The Private Securities Litigation Reform Act of 1995 provides the Company with the opportunity to make cautionary statements regarding forward-looking statements contained in this News Release, including forward-looking statements concerning the Company’s future financial performance and asset quality.  Any forward-looking statement contained in this News Release is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management.  These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to management.  If a change occurs, the Company’s business, financial condition, liquidity, results of operations, asset quality, plans and objectives may vary materially from those expressed in the forward-looking statements.  The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:  economic conditions, particularly in the concentrated geographic area in which the Company and its affiliate banks operate; competitive products and pricing available in the marketplace; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; fiscal and monetary policies of the U.S. government; changes in governmental regulations affecting financial institutions (including regulatory fees and capital requirements); changes in prevailing interest rates; credit risk management and asset/liability management; the financial and securities markets; the availability of and cost associated with sources of liquidity; and other risks and uncertainties inherent in the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K.  Management intends to identify forward-looking statements when using words such as “believe”, “expect”, “intend”, “anticipate”, “estimate”, “should” or similar expressions.  Undue reliance should not be placed on these forward-looking statements.  The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets
(unaudited)

	June 30,	June 30,
ASSETS	2008	2007

Cash and due from banks	$22,902,276	$19,255,762
Federal funds sold	15,400,000	-
Interest bearing deposits in financial institutions	6,138,140	1,010,523
Securities available-for-sale	342,882,987	351,099,722
Loans receivable, net	457,513,612	441,320,062
Loans held for sale	2,202,265	2,094,327
Bank premises and equipment, net	12,987,331	13,761,917
Accrued income receivable	6,669,250	7,712,138
Deferred income taxes	3,243,733	690,829
Other assets	2,410,024	3,105,341
Total assets	$872,349,618	$840,050,621

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Demand, noninterest bearing	$81,306,466	$71,606,140
NOW accounts	169,262,133	154,583,055
Savings and money market	162,606,100	160,263,988
Time, $100,000 and over	97,770,417	106,054,915
Other time	168,081,658	178,147,623
Total deposits	679,026,774	670,655,721

Federal funds purchased and securities sold under agreements to repurchase	39,374,666	49,425,759
Other short-term borrowings	685,072	1,286,770
Long-term borrowings	39,500,000	2,000,000
Dividends payable	2,641,216	2,545,987
Accrued expenses and other liabilities	4,219,903	4,064,406
Total liabilities	765,447,631	729,978,643

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares; 9,432,915 and 9,429,580 shares issued and outstanding at June 30, 2008 and June 30, 2007, respectively	18,865,830	18,859,160
Additional paid-in capital	22,651,222	22,588,691
Retained earnings	66,169,346	66,114,331
Accumulated other comprehensive income (loss), net unrealized gain (loss) on securities available-for-sale	(784,411)	2,509,796
Total stockholders' equity	106,901,987	110,071,978

Total liabilities and stockholders' equity	$872,349,618	$840,050,621

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Interest and dividend income:
Loans	$7,331,295	$7,864,594	$15,149,526	$15,437,801
Securities
Taxable	2,480,918	2,322,316	4,990,127	4,659,405
Tax-exempt	1,261,287	1,189,988	2,608,128	2,384,314
Federal funds sold	90,962	149,213	134,449	179,390
Dividends	373,243	383,982	669,737	774,550

Total interest income	11,537,705	11,910,093	23,551,967	23,435,460

Interest expense:
Deposits	3,647,078	5,483,677	8,074,644	10,808,882
Other borrowed funds	533,972	522,757	1,129,599	1,014,917

Total interest expense	4,181,050	6,006,434	9,204,243	11,823,799

Net interest income	7,356,655	5,903,659	14,347,724	11,611,661

Provision for loan losses	818,995	143,877	928,694	153,605

Net interest income after provision for loan losses	6,537,660	5,759,782	13,419,030	11,458,056

Non-interest income:
Trust department income	393,886	721,320	831,153	1,104,665
Service fees	451,594	474,593	880,932	903,207
Securities gains (losses), net	(1,435,019)	452,554	(1,413,649)	906,077
Gain on sale of loans held for sale	200,246	195,004	386,539	298,105
Merchant and ATM fees	160,782	144,611	314,002	282,285
Other	212,176	142,783	376,902	284,661

Total non-interest income	(16,335)	2,130,865	1,375,879	3,778,999

Non-interest expense:
Salaries and employee benefits	2,501,007	2,563,314	5,080,915	5,063,267
Data processing	624,485	557,915	1,170,360	1,108,357
Occupancy expenses	377,965	300,084	806,066	621,488
Other operating expenses	763,770	731,223	1,468,580	1,434,372

Total non-interest expense	4,267,227	4,152,536	8,525,921	8,227,484

Income before income taxes	2,254,098	3,738,111	6,268,988	7,009,571

Income tax expense	386,897	910,680	1,501,159	1,661,126

Net income	$1,867,201	$2,827,431	$4,767,829	$5,348,445

Basic and diluted earnings per share	$0.20	$0.30	$0.51	$0.57

Declared dividends per share	$0.28	$0.27	$0.56	$0.54